Exhibit 99.2

Noranda Aluminum Acquisition Corporation Announces Partial Cash Tender Offer for its Senior Floating Rate Notes Due 2015

FRANKLIN, Tenn.--(BUSINESS WIRE)--February 21, 2012--Noranda Aluminum Acquisition Corporation (“Noranda”), a leading North American integrated producer of value-added primary aluminum products, today announced the commencement of a modified “Dutch Auction” tender offer (the “Offer”) for a portion of its outstanding Senior Floating Rate Notes due 2015 (the “Notes”). A summary of the offer is outlined below:

Title of Security	CUSIP Number	Principal Amount Outstanding (1)	Tender Cap	Early Tender Payment (2)	Total Consideration Acceptable Range (2) (3)

Senior Floating Rate Notes due 2015	65543AAB0	$350,310,860	$75,000,000	$30.00	$950.00 to $997.50

(1) Aggregate principal amount outstanding as of February 21, 2012.
(2) Per $1,000 principal amount of Notes accepted for purchase and excluding accrued and unpaid interest, which will be paid in addition to the Total Consideration
(3) Includes the Early Tender Payment.

Noranda is offering to purchase, for cash, up to $75 million (the “Tender Cap”) aggregate principal amount of the Notes, in accordance with the modified Dutch Auction procedures, described below. As of February 21, 2012, approximately $350 million aggregate principal amount of Notes were outstanding.

The Offer will expire at 12:00 midnight New York City time at the end of March 19, 2012, unless extended or earlier terminated by Noranda in its sole discretion (such date and time, as the same may be extended, the “Expiration Date”). The Offer is subject to the satisfaction of certain conditions as described in the offer to purchase dated February 21, 2012 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), including Noranda entering into a new term loan credit facility, a portion of the proceeds of which will be used to finance the Offer.

Holders must validly tender and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time on March 7, 2012, unless extended by Noranda in its sole discretion (such date and time, as the same may be extended, the “Early Tender Date”), in order to be eligible to receive the Total Consideration for their Notes. The “Total Consideration” for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) pursuant to the Offer at or prior to the Early Tender Date and which are accepted for purchase by Noranda (subject to proration) pursuant to the Offer will be equal to the Clearing Price (as defined below) determined at or about such time. The Total Consideration will include an amount (the “Early Tender Payment”) equal to $30.00 for each $1,000 principal amount of Notes accepted for purchase. Promptly following the Early Tender Date (the “Early Acceptance Date”), whether or not the Offer is fully subscribed, Noranda may, at its option, determine the Clearing Price and accept for payment validly tendered Notes, subject to proration and other terms and conditions of the Offer. If at the Early Tender Date, the aggregate principal amount of Notes validly tendered (and not validly withdrawn) equals or exceeds the Tender Cap, Noranda reserves the right, at its option, not to accept any additional Notes tendered by Holders of Notes after the Early Tender Date.

If the Offer is not fully subscribed as of the Early Tender Date, Noranda intends to accept for payment on the Expiration Date any validly tendered Notes not previously purchased, subject to proration and other terms and conditions of the Offer. Such payment, if any, may be made promptly following the Expiration Date and will amount to the Tender Offer Consideration. The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered pursuant to the Offer (and not validly withdrawn) after the Early Tender Date and at or prior to the Expiration Date and accepted for purchase by Noranda (subject to proration) will consist of the Total Consideration (which will be equal to the Clearing Price) less the Early Tender Payment.

The Early Tender Date and the Expiration Date may be extended in Noranda’s sole discretion, and Noranda may terminate or withdraw the Offer and not accept for payment any Notes not theretofore accepted for payment. Notes tendered may be validly withdrawn at any time at or prior to 5:00 p.m. New York City time on March 7, 2012, unless extended by Noranda in its sole discretion (such date and time, as the same may be extended, the “Withdrawal Date”), but not thereafter, except in the limited circumstances discussed in the Offer to Purchase.

The Offer is being conducted as a modified “Dutch Auction.” This means that holders who elect to participate must specify the price they would be willing to receive in exchange for each $1,000 principal amount of Notes they choose to tender in the Offer. The price that holders specify for each $1,000 principal amount of Notes must be in increments of $2.50, and must be within a range of $950.00 (the “Minimum Offer Price”) to $997.50 (the “Maximum Offer Price”) per $1,000 principal amount of Notes. Holders who do not specify a price will be deemed to have specified a price equal to the Minimum Offer Price in respect of Notes tendered and to accept the Clearing Price determined by Noranda in accordance with the terms of the Offer to Purchase. Tenders of Notes for which a price is specified below the Minimum Offer Price or in excess of the Maximum Offer Price will not be accepted and will not be used for the purpose of determining the Clearing Price. Tenders of Notes not submitted in whole increments of $2.50 will be rounded down to the nearest $2.50 increment.

Noranda, if it accepts Notes in the Offer, will accept Notes validly tendered (and not validly withdrawn) in the order of the lowest to the highest tender prices specified by tendering Holders (in increments of $2.50), and on or prior to the Early Acceptance Date will select the single lowest price (the “Clearing Price”) per $1,000 principal amount of Notes to enable Noranda to purchase the principal amount of Notes equal to the Tender Cap (or, if Notes in a principal amount less than the Tender Cap are validly tendered, all Notes so tendered). The price at which Notes were validly tendered and not validly withdrawn on or prior to the Early Tender Date (which includes the Early Tender Payment of $30.00) will be used for the purpose of determining the Clearing Price and proration, as described below, on or prior to the Early Acceptance Date. Any Notes tendered after the Early Tender Date, and accepted for purchase by Noranda on the Final Acceptance Date, will be purchased at an amount equal to the Clearing Price less the Early Tender Payment on the Final Settlement Date.

Noranda will pay the same price (subject to adjustment, as described below) for all Notes validly tendered at or below the Clearing Price and accepted for purchase by Noranda in the Offer, except the price paid for Notes validly tendered after the Early Tender Date but at or prior to the Expiration Date (and not validly withdrawn) and accepted for purchase by Noranda (if any) will be reduced by the Early Tender Payment set out above.

If at the Early Tender Date the aggregate principal amount of the Notes validly tendered at or below the Clearing Price (and not validly withdrawn) exceeds the Tender Cap, then on the Early Acceptance Date, subject to the terms and conditions of the Offer, Noranda, if it accepts Notes in the Offer, will accept for purchase, first, Notes validly tendered (and not validly withdrawn) at prices (in increments of $2.50) below the Clearing Price and, thereafter, Notes validly tendered (and not validly withdrawn) at the Clearing Price on a prorated basis according to the principal amount of such Notes. All Notes not accepted on the Early Acceptance Date as a result of proration and all Notes tendered at prices in excess of the Clearing Price will be rejected from the Offer and will be returned to tendering Holders at Noranda’s expense promptly following the earlier of the Expiration Date or the date on which the Offer is terminated.

If the Offer is not fully subscribed as of the Early Tender Date, all Notes validly tendered at or prior to the Early Tender Date may be accepted without proration, provided the conditions to the Offer are satisfied or waived by Noranda. Any Notes validly tendered after the Early Tender Date and at or prior to the Expiration Date may be accepted subject to proration in accordance with the terms of the Offer in the event that the aggregate principal amount of all Notes tendered as of the Expiration Date would exceed the Tender Cap.

Noranda will make appropriate adjustments downward to the nearest $1,000 principal amount to avoid purchases of Notes in principal amounts other than integral multiples of $1,000.

Holders whose Notes are accepted by Noranda for purchase pursuant to the Offer, will also be eligible to receive accrued and unpaid interest on their Notes accepted for purchase, up to, but excluding, the date of payment of the applicable consideration.

The terms and conditions of the Offer are described in the Offer to Purchase and in the related Letter of Transmittal. Questions regarding the Offer may be directed to BofA Merrill Lynch, Liability Management, at 888-292-0070 (U.S. toll-free) and 980-387-3907 (collect). Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, Global Bondholder Services Corporation, at 866-389-1500 (U.S. toll-free) and 212-430-3774 (collect).

This press release is for informational purposes only. This announcement does not constitute an offer to purchase or a solicitation of any offer to sell the Notes or any other securities or a notice of redemption. The Offer is being made solely by the Offer to Purchase, dated February 21, 2012, and the related Letter of Transmittal.

The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of Noranda, as the case may be, by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company controlled by affiliates of its private equity sponsor.

Forward‐Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause the Company’s actual results to differ materially from those expressed in forward-looking statements, including, without limitation: the cyclical nature of the aluminum industry and fluctuating commodity prices, which cause variability in earnings and cash flows; a downturn in general economic conditions, including changes in interest rates, as well as a downturn in the end-use markets for certain of the Company’s products; fluctuations in the relative cost of certain raw materials and energy compared to the price of primary aluminum and aluminum rolled products; the effects of competition in Noranda’s business lines; Noranda’s ability to retain customers, a substantial number of which do not have long-term contractual arrangements with the Company; the ability to fulfill the business’s substantial capital investment needs; labor relations (i.e. disruptions, strikes or work stoppages) and labor costs; unexpected issues arising in connection with Noranda’s operations outside of the United States; the ability to retain key management personnel; and Noranda’s expectations with respect to its acquisition activity, or difficulties encountered in connection with acquisitions, dispositions or similar transactions.

Forward-looking statements contain words such as “believes,” “expects,” “may,” “should,” “pursue,” “seeks,” “approximately,” “anticipates,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its future plans or to the Company’s expectations regarding future industry trends are forward-looking statements. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs.

For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

CONTACT:
Noranda Aluminum Acquisition Corporation
Robert Mahoney, 615-771-5752
Chief Financial Officer
robert.mahoney@noralinc.com